Supplement dated August 2, 2019

to the pricing supplement dated May 30, 2019,
product supplement EQUITY INDICES ARN-1 dated July 28, 2016, prospectus supplement dated July 18, 2016, and prospectus dated March 30, 2018
(together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-212571

Barclays Bank PLC

Global Medium-Term Notes, Series A

Accelerated Return Notes®
Linked to the S&P 500® Index, due May 28, 2021

CUSIP: 06747A466

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, BofA Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the pricing supplement (the “Pricing Supplement”), dated May 30, 2019 and filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2019, as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period (subject to adjustment under certain circumstances in the event of a Market Disruption Event). The closing level of the Market Measure on May 30, 2019, the first day of the Starting Value Determination Period, was 2,788.86.

The Starting Value Determination Period concluded on July 30, 2019. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 2,744.45, which was the closing level of the Market Measure on June 3, 2019.

Therefore, the Starting Value for the notes is 2,744.45.

The notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” and “Additional Risk Factors” sections beginning on page TS-7 of the Pricing Supplement, and “Risk Factors” beginning on page PS-6 of product supplement EQUITY INDICES ARN-1, and on page S-7 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated May 30, 2019: https://www.sec.gov/Archives/edgar/data/312070/000095010319007460/dp107861_424b2-2318baml.htm

•	Product supplement EQUITY INDICES ARN-1 dated July 28, 2016: https://www.sec.gov/Archives/edgar/data/312070/000110465916134987/a16-14463_34424b3.htm

•	Series A MTN prospectus supplement dated July 18, 2016: https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•	Prospectus dated March 30, 2018: https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 312070. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.